UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 25, 2025

SAFE & GREEN HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38037	95-4463937
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

 990 Biscayne Blvd.

#501, Office 12

Miami, FL 33132

(Address of Principal Executive Offices, Zip Code)

(Former name or former address, if changed since last report.)

Registrant’s telephone number, including area code: 646-240-4235

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01	SGBX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 25, 2025, Safe & Green Holdings Corp. (the “Company”) consummated a private placement (the “Private Placement”) pursuant to a securities purchase agreement (the “Purchase Agreement”) with an institutional investor (the “Purchaser”) for the purchase and sale of 4,500 shares (the “Initial Preferred Shares”) of the Company’s series c preferred stock, $1.00 par value per share (the “Series C Preferred Stock”), for an initial purchase price of $4,050,000 ($3,150,000 payable at the initial closing and an additional $900,000 payable on the initial date of effectiveness of the registration statement registering the Securities). Pursuant to the Purchase Agreement and subject to certain ownership limitations, the Company may be required to issue Preferred Shares to the Purchaser for the Purchaser’s purchase upon request and at the option of the Purchaser and subject to the conditions set forth therein.

The Company may require the Purchaser to participate in one or more additional closings for the sale of additional shares of the Company’s Series C Preferred Stock, $1.00 par value per share (the “Additional Preferred Shares”) up to a maximum number of Additional Preferred Shares of 45,500. The Series C Preferred Stock is convertible into shares of the Company’s Common Stock (the “Conversion Shares”).

The initial conversion price of the Company’s Series C Preferred Stock is $3.19 per share and is subject to adjustment as set forth in the Certificate of Designation of Rights and Preferences of Series C Preferred Stock (the “Certificate of Designation”). The stated value of each share of Series C Preferred Stock shall be $1,000 (the “Stated Value”). The conversion amount of the Company’s Series C Preferred Stock is 110% of the sum of the Stated Value plus any Additional Amount (as defined in the Certificate of Designations). The number of Conversion Shares are subject to adjustments for stock splits, recapitalizations, and reorganizations. The Initial Preferred Shares, the Additional Preferred Shares, and the Conversion Shares are collectively referred to as the “Securities”.

All shares of Company capital stock shall be junior in rank to all Series C Preferred Stock with respect to preferences for dividends, distributions and payments upon the liquidation, dissolution, and winding up of the Company. The Series C Preferred Stock are entitled to receive dividends, as set forth in the Certificate of Designation. If there is no Equity Conditions Failure (as defined in the Certificate of Designation), the Company may elect a combination of a Capitalized Dividend and a payment in Dividend Shares (as defined in the Certificate of Designation).

In connection with the Private Placement, the Company entered into a registration rights agreement with the Purchaser on November 25, 2025 (the “Registration Rights Agreement”), pursuant to which the Company is required to file a registration statement covering the resale of the Securities.

Pursuant to the terms of the placement agency agreement with WestPark Capital Inc., the Company paid the placement agent a commission equal to 7.0% of the gross proceeds from the offering. In addition, the Company agreed to reimburse the placement agent $25,000 for certain out-of-pocket expenses.

The Purchase Agreement contains customary representations and warranties, indemnification rights, agreements and obligations, conditions to closing and termination provisions. The offering closed on November 28, 2025. The net proceeds to the Company from the offering were approximately $2,799,500, after deducting placement agent fees and the payment of other offering expenses associated with the offering that were payable by the Company.

The foregoing summary of the Certificate of Designations, Securities Purchase Agreement, Certificate of Designation and Registration Rights Agreement are subject to and qualified in their entirety by reference to the full text of such agreements, copies of which are filed as Exhibits 3.1, 10.1 and 10.2, respectively, to this Current Report on Form 8-K, and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated by reference into this Item 3.02 in its entirety.

Item 3.03 Material Modification to Rights of Security Holders.

The information set forth in Item 1.01 is incorporated by reference into this Item 3.03 in its entirety.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Items 1.01 and 3.03 regarding the Certificate of Designation are incorporated by reference into this Item 5.03 in its entirety.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description
3.1	Certificate of Designation filed with the Secretary of State of the State of Delaware on November 26, 2025.
10.1	Securities Purchase Agreement, dated November 25, 2025, between Safe & Green Holdings Corp. and JAK Industrial Ventures I LLC
10.2	Registration Rights Agreement, dated November 25, 2025, between Safe & Green Holdings Corp. and JAK Industrial Ventures I LLC
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAFE & GREEN HOLDINGS CORP.

Dated: December 2, 2025	By:	/s/ Michael McLaren
Name: Michael McLaren
Title: Chief Executive Officer

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